Exhibit 99.1

Lipocine Inc.

Lipocine Appoints Michael J. Grissinger to Board of Directors

SALT LAKE CITY, August 3, 2026 — Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery, today announced the appointment of Michael J. Grissinger to its Board of Directors, effective August 3, 2026.

“We are pleased to welcome Mike Grissinger to our Board of Directors,” said Dana Ono, Ph.D., Chairman of the Board of Lipocine. “Mike brings extensive experience leading pharmaceutical licensing, corporate development, and mergers and acquisitions. As Lipocine works to advance the pipeline and pursue partnerships for our assets, his dealmaking experience and judgment will be invaluable.”

Mr. Grissinger spent more than two decades at Johnson & Johnson where he served in a variety of senior level management roles, including Vice President and Head of Worldwide Pharmaceutical Licensing and Vice President and Head of Worldwide Pharmaceutical Corporate Development and M&A. At Johnson & Johnson, Mr. Grissinger led the Immunology Therapeutic Area Business Development and Licensing Group and was also a member of the Immunology R&D/Commercial leadership team for Johnson & Johnson’s Worldwide Immunology Franchise. Prior to Johnson & Johnson, Mr. Grissinger spent 12 years at Ciba-Geigy in finance, marketing, and business development roles.

Mr. Grissinger is an experienced biotech company director serving on boards of public and private companies, including Board Chair roles. He currently serves on the board of directors at Aprea Therapeutics (Nasdaq: APRE) and Adicet Bio (Nasdaq: ACET). He also advises several privately-held biotech companies. Mr. Grissinger holds a B.S. in Chemistry from Juniata College and an M.B.A. from Temple University – Fox School of Business.

Mr. Grissinger commented, “I am pleased to join the Board of Lipocine. The company has leveraged its innovative oral delivery technology to build a compelling portfolio of commercial and late-stage clinical assets with the potential to address significant unmet needs. I look forward to working with the Board and management team as they advance these programs to deliver meaningful value for patients and shareholders.”

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of our products and product candidates and related efforts with the FDA, including the timing of clinical trials and regulatory submissions, the potential uses and benefits of our products and product candidates, the commercial potential for our product candidates, and potential strategic partnerships and other opportunities. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of a NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com